EXHIBIT 99.1

       Theragenics Corporation Reports Revenue and Earnings for
                         Second Quarter, 2004

    BUFORD, Ga.--(BUSINESS WIRE)--July 20, 2004--Theragenics Corporation(R) (NYSE: TGX), the Georgia-based manufacturer and marketer of TheraSeed(R), the premier palladium-103 cancer treatment device, today announced revenue and earnings for the second quarter ended July 4, 2004. Revenues for the quarter were $8.6 million compared to $8.9 million in the corresponding period of last year, a $0.3 million reduction. For the half-year period, revenues were $16.6 million, a decrease of 17.2 percent compared to the prior year's $20.1 million. The reduction in revenue, both in the quarter and in the year-to-date, was primarily driven by a sharp drop-off in sales through one of Theragenics'(TM) distributors, partially offset by $457,000 of revenue recognized in the second quarter of 2004 related to ancillary services delivered to its other distributor. Net loss in the quarter was $934,000, or $0.03 per share, compared to net income of $266,000, or $0.01 per share in the second quarter of 2003. For the six-month period, net loss was $1.9 million, or $0.06 per share compared to net income of $1.3 million, or $0.04 per share in the prior year after cumulative effect of accounting change.
    Commenting on the results, Ms. M. Christine Jacobs, Chairman, CEO and President, stated, "Second quarter results in the base business, given the context of the disruptive market, were encouraging. The year-over-year decline was less dramatic than in the past few quarters. And quarter-versus-quarter results were actually promising. Efforts related to direct in-house sales continued to escalate.
    "The second quarter of 2004 was characterized by wins on several fronts. Earlier in the year, Theragenics(TM) sponsored a resolution concerning prostate cancer. On June 14, 2004, the "Sense of the House" resolution was approved by the House of Representatives. This is a non-binding resolution that will assist in raising public awareness of prostate cancer. It is meant to improve patient understanding of the options available for treatment. We believe that the best market for brachytherapy products is one comprised of educated patients who have been presented with all treatment options in a fair and unbiased manner.
    "On another positive note, we settled the securities class action lawsuit that has been pending for over four years. The settlement is contingent upon Court approval and notice to the Class. The Company fought this case vigorously. The good news is that the settlement of the class action lawsuit will require no financial contribution by Theragenics(TM). The derivative lawsuit, which was filed in conjunction with the class action lawsuit, but stayed by agreement of the parties, is still pending. This is currently being reevaluated in light of the settlement of the securities class action lawsuit, and we'll report once we have any further news, as appropriate."
    Ms. Jacobs continued, "Regarding diversification, 15 of the 20 patients in the TheraP trial have reached the six-month end-point. This trial was designed to test the safety and feasibility of the Company's TheraSource(R) device for the prevention of restenosis in leg arteries. Results are encouraging, but complete trial results will need to be obtained before evaluating potential market applications for the device in other areas of the vasculature.
    "This quarter, Theragenics(TM) submitted an IDE (Investigational Device Exemption) application to the FDA to begin a human clinical trial of its TheraSight(TM) device. This device is designed to treat the wet form of age-related macular degeneration (AMD), a devastating condition that is the leading cause of blindness in the U.S. The FDA responded with some questions, which the Company has answered. Approval of the IDE is expected in the next few months. Theragenics'(TM) device is designed to deliver a one-time treatment, unlike photodynamic therapy or drug therapies, which require multiple re-treatments or injections.
    "Our radiochemical facility began regular shipments of chemical to a new customer. A Drug Master File for this product line has been submitted to the FDA to allow us access to a wider range of potential customers. This is an attractive use of capital equipment that is already in place."
    Ms. Jacobs concluded her remarks by saying, "Diversification initiatives, both internal and external, are management's primary focus. Metrics relative to the base prostate business continue to bode well for the future. Revenues were up compared to the first quarter, our direct sales specialists continued to reactivate accounts that had not purchased for six months or more, and our product offerings were expanded, with steam-sterilized Mick cartridges and independent assay now being offered to our customers."
    Theragenics(TM) will host a conference call today at 11:00 a.m. Eastern Time. To access the call, dial 800-538-9844 or 706-634-7274 and give Theragenics'(TM) name. This call is also being broadcast live over the Internet, and a recording will be available for one month on the Company's website. To access the webcast, log on to www.theragenics.com and select the Investor Relations button followed by the Overview button. You can also access a replay of the call until Midnight on Tuesday, July 27 by dialing 800-642-1687 or 706-645-9291 and providing the conference ID code: 8570089.

    Theragenics Corporation(R) is committed to being a leading provider of brachytherapy treatment devices for prostate cancer and other degenerative disease states. The Company is the manufacturer and marketer of the palladium-103 device TheraSeed(R) and I-Seed, an iodine-125 based device. Both devices are used in the treatment of localized prostate cancer in one-time, minimally invasive procedures. Theragenics(TM) is the world's largest producer of palladium-103 and is involved in research and development utilizing palladium-103 and other isotopes for the treatment of a wide variety of diseases, including vascular disease and macular degeneration. For additional information on the Company, call Theragenics'(TM) Investor Relations Department at (800) 998-8479. The Company's common stock is traded on the New York Stock Exchange under the symbol TGX. Additional information can be found on the Company website: www.theragenics.com.

    This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks and uncertainties, including, without limitation, optimism for the effectiveness of the direct distribution system and of new sales and marketing initiatives, institution of activities and plans that could benefit Theragenics'(TM) goals in its diversification efforts and anticipated positive results in general. Actual results may be affected by among other things, risks and uncertainties related to new product and process development cycles, potential costs and delays associated with preclinical and clinical studies, potential costs and delays in production optimization (especially as it relates to the Oak Ridge facility), effectiveness and execution of marketing and sales programs by Theragenics(TM) and its distributors, changes in product pricing or selling tactics by Theragenics(TM) or other brachytherapy seed producers, changes in costs of materials used in production processes (especially as it relates to isotope production), continued acceptance of the products by the market, continued demand for Pd-103, demand for isotopes or isotopically engineered materials for new or expanded applications, introduction and/or availability of competitive products by others, third-party (including CMS) reimbursement, Congressional action affecting Medicare reimbursement, physician training, third-party distribution agreements, and other factors set forth from time to time in the Company's Securities and Exchange Commission filings.
    All forward looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.


THERAGENICS CORPORATION(R) CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands except per share data)

                               Three Months Ended   Six Months Ended
                                7/04/04   7/06/03   7/04/04   7/06/03
                               --------- --------- --------- ---------
Total revenues                 $  8,646  $  8,949  $ 16,598  $ 20,051
Cost of sales                     3,467     3,959     6,864     8,496
                               --------- --------- --------- ---------
     Gross profit                 5,179     4,990     9,734    11,555

Operating expenses:
     Selling, general &
      administrative              4,470     3,230     8,541     6,621
     Research & development       2,308     1,612     4,587     3,113
                               --------- --------- --------- ---------
                                  6,778     4,842    13,128     9,734
                               --------- --------- --------- ---------
     Operating income/(loss)     (1,599)      148    (3,394)    1,821
Other income, net                   257       225       431       453
                               --------- --------- --------- ---------
   Income/(loss) before income
    tax and cumulative effect
    of accounting change         (1,342)      373    (2,963)    2,274
Income tax expense/(benefit)       (408)      107    (1,063)      789
                               --------- --------- --------- ---------
   Income/(loss) before
    cumulative effect of
    accounting change              (934)      266    (1,900)    1,485
   Cumulative effect of
    accounting change,
    net of tax                        -         -         -      (222)
                               --------- --------- --------- ---------
Net income/(loss)              $   (934) $    266  $ (1,900) $  1,263
                               ========= ========= ========= =========
Net income/(loss) per common
 share
Basic:
Income/(loss) before
 cumulative effect of
 accounting change             $  (0.03) $   0.01  $  (0.06) $   0.05
       Cumulative effect of
        accounting change             -         -         -     (0.01)
                               --------- --------- --------- ---------
Net income/(loss) per common
 share                         $  (0.03) $   0.01  $  (0.06) $   0.04
                               ========= ========= ========= =========
Diluted:
Income/(loss) before
 cumulative effect of
   accounting change           $  (0.03) $   0.01  $  (0.06) $   0.05
     Cumulative effect of
      accounting change               -         -         -     (0.01)
                               --------- --------- --------- ---------
Net income/(loss) per common
 share                         $  (0.03) $   0.01  $  (0.06) $   0.04
                               ========= ========= ========= =========

Weighted average
     Shares outstanding -
      Basic                      29,969    29,908    29,963    29,869
     Shares outstanding -
      Diluted                    29,969    29,996    29,963    29,962


                                     Three Months        Six Months
                                         Ended             Ended
KEY RATIOS                         7/04/04  7/06/03  7/04/04   7/06/03
                                   -------- -------- -------- --------
Gross Margin                          59.9%    55.8%    58.6%    57.6%
Operating Margin                    (18.5)%     1.7%  (20.4)%     9.1%
Income/(Loss) Before Tax and
 Before
    Accounting Change Margin        (15.5)%     4.2%  (17.9)%    11.3%
Income/(Loss) After Tax and Before
    Accounting Change Margin        (10.8)%     3.0%  (11.4)%     7.4%
Income/(Loss) After Tax and After
    Accounting Change Margin        (10.8)%     3.0%  (11.4)%     6.3%
ROE                                  (2.7)%     0.7%   (2.7)%     1.8%


THERAGENICS CORPORATION(R) CONDENSED BALANCE SHEETS
(UNAUDITED)

(In thousands)
Assets                                             July 4,   Dec. 31,
                                                    2004       2003
                                                ----------- ----------
     Cash, short-term investments
      & marketable securities                   $   63,103  $  66,431
     Trade accounts receivable                       4,996      3,831
     Inventories and other current assets            7,545      6,800
                                                ----------- ----------
               Total current assets                 75,644     77,062
     Property, plant & equipment, net               71,959     73,372
     Other assets                                    2,815      2,355
                                                ----------- ----------
          Total assets                          $  150,418  $ 152,789
                                                =========== ==========

Liabilities & Shareholders' Equity
     Accounts payable & accrued expenses        $    2,517  $   3,053
     Deferred income taxes                           6,964      6,830
     Other liabilities                                 598        580
                                                ----------- ----------
               Total liabilities                    10,079     10,463
     Shareholders' equity                          140,339    142,326
                                                ----------- ----------
               Total liabilities &
                shareholders' equity            $  150,418  $ 152,789
                                                =========== ==========

    CONTACT: Theragenics  Corporation, Buford
             James A. MacLennan or
             Investor Relations
             Lisa Rassel, 800/998-8479 or 770/271-0233
             www.theragenics.com